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                                                                      EXHIBIT 12

                          THE COLONIAL BANCGROUP, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                     1998         1997          1996          1995          1994
                                                     ----         ----          ----          ----          ----
                                                                            In thousands
A.  Income before income taxes,
      extraordinary items and the
      cumulative effect of a change in
      accounting for income taxes.................  $  86,602    $141,776       $ 94,931      $ 84,291      $ 59,235

    Fixed charges:
     Interest expense.............................    350,441     284,771        232,126       192,521       119,983

     1/3 Rent expense.............................      6,212       4,216          3,589         3,348         2,865
                                                     --------    --------       --------      --------      --------

B.  Total fixed charges...........................    356,653     288,987        235,715       145,869       122,848
                                                     --------    --------       --------      --------      --------

C.  Sum of A and B................................   $443,255    $430,763       $330,646       230,160       182,083
                                                     ========    ========       ========      ========      ========

    Ratio of earnings to fixed charges (C/B)......       1.24        1.49           1.40          1.58          1.48




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